                                                                    EXHIBIT 99.2


[PHOENIX LOGO]


                                                                    NEWS RELEASE
- --------------------------------------------------------------------------------
For Release at 5:30 am Central Time                      CONTACT: DEBORA BINGHAM
March 28, 1996                                                    (405) 728-5100



                          PHOENIX TO MERGE WITH APACHE

         Oklahoma City, March 28, 1996--The Phoenix Resource Companies, Inc.
(PHN) announced today that it has entered into a merger agreement with Apache Corporation (APA) under which shareholders of Phoenix will receive .75 shares of Apache common stock plus $4 cash in exchange for each share of Phoenix stock. At Apache's closing price on Wednesday, March 27, the merger is valued at approximately $25-3/8 per Phoenix share. This consideration represents a 28% premium to the closing price of Phoenix's common stock on March 27.

         Phoenix has enjoyed a period of remarkable growth since it emerged from reorganization in early 1990 and has accumulated a valuable portfolio of Egyptian oil and gas projects. This merger provides an attractive offer to all of Phoenix's shareholders, providing not only a handsome premium but also a combination with a much larger entity that has a diversified base of operations and a highly liquid security. Phoenix's valuable Egyptian properties will be entrusted to an aggressive, successful U.S. independent that has been a partner of Phoenix in Egypt and that has substantial financial and technical resources, strong operating capabilities and an aggressive approach to capturing the additional upside potential on the over four million acres in the Western Desert in which Phoenix has an interest.

         Phoenix and Apache will file with the Securities and Exchange Commission a combined proxy statement/prospectus which, among other things, will provide for the registration of the Apache common stock to be issued in connection with the merger. The offering will be made only by means of a prospectus, which will be sent to the shareholders of Phoenix after the registration statement is declared effective. The merger is subject to routine government approvals and to an affirmative vote of Phoenix shareholders. The merger agreement has been unanimously approved by the boards of directors of both companies. Phoenix's officers and directors have agreed to vote in favor of the merger. Closing is expected to occur around mid-year.

         The Phoenix Resource Companies, Inc. is an oil and gas exploration and production company headquartered in Oklahoma City with its principal assets located in the Arab Republic of Egypt. Its shares are traded on the American Stock Exchange under the ticker symbol PHN.

                            --------------------